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SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Agreement” or “General Release”) is entered into by Plaintiff John King, and on behalf of his agents, representatives, heirs, estate, executors, administrators, successors, and/or assigns (collectively referred to as “King” or “Plaintiff”) and Defendants NewGen Technologies, Inc. (“NewGen” or the “Company”) and Refuel America, Inc. (“Refuel”) and ICF Industries, Inc. (“ICF”) and their past or present predecessors, successors, assigns, affiliates, parents, subsidiaries, related companies, partners, benefit plans, directors, shareholders, members, officers, agents, attorneys, employees, servants, and insurers (hereinafter collectively referred to as “Defendants”) for the purposes of forever releasing Defendants from any and all claims which Plaintiff has, may have or may have had against Defendants and releasing Plaintiff from any and all claims which Defendants have, may have or may have had against Plaintiff.

WHEREAS, Plaintiff instituted a civil action, entitled John King v. NewGen Technologies, Inc., and Refuel America, Inc., Case Number: 3:06-cv-227 in the United States District Court for the Western District of North Carolina (the “Action”); and

WHEREAS, Plaintiff and Defendants desire to settle, resolve, compromise, terminate, and dismiss with prejudice any and all disputes or differences between them and to avoid the further expense, disruption and uncertainty of litigation, all without admitting liability or any wrongdoing;

NOW THEREFORE, in consideration of the covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Plaintiff and Defendants agree that all claims or differences which they might have against each other are herewith settled, resolved, compromised, terminated, and dismissed with prejudice, upon the following terms and conditions:

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1.    Plaintiff hereby expressly and unconditionally releases and forever discharges Defendants from: (a) any and all claims, issues, demands, remedies, prayers for relief, benefit claims, damages, attorneys’ fees, costs and/or causes of action alleged in, arising out of, or in any way related to the facts alleged in the Action, or which could have been alleged therein; and (b) any and all claims, issues, demands, remedies, prayers for relief, benefit claims, damages, attorneys’ fees, costs and/or causes of action, known or unknown and of whatever kind or nature, and whether asserted by Plaintiff, or on his behalf by any person or entity, arising out of or in any way related to any relationship or involvement Plaintiff had, or may have had, with Defendants, which arose on or before the effective date of this Agreement, under any possible legal, equitable, tort, contract or statutory theory or cause of action, including, but not limited to, claims under:

•	The Fair Labor Standards Act, 29 U.S.C. § 201 et seq.;

•	The Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.;

•	The Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. as amended;

•	The Civil Rights Acts of 1866 and 1871, 42 U.S.C. § 1981 et seq. as amended;

•	The Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.;

•	The Equal Pay Act of 1963, 29 U.S.C. § 206(d);

•	The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.;

•	The Older Workers Benefits Protection Act, 29 U.S.C. § 626(f);

•	The Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.;

•	The Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.;

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•	The Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B;

•	North Carolina common law;

•	North Carolina statute or administrative code; and

•
Any other federal, state or local human rights, civil rights, wage-hour, wage payment, pension or labor laws, rules and/or regulations, constitutions, ordinances, public policy, contract or tort laws, principles of equity, or the common law.

Defendants hereby expressly and unconditionally release and forever discharge Plaintiff from any and all claims, issues, demands, remedies, prayers for relief, benefit claims, damages, attorneys’ fees, costs and/or causes of action, known or unknown and of whatever kind or nature, and whether asserted by Defendants, or on their behalf by any person or entity, arising out of or in any way related to any relationship or involvement Defendants had, or may have had, with Plaintiff, which arose on or before the effective date of this Agreement, under any possible legal, equitable, tort, contract or statutory theory or cause of action.

2.    With regard to claims Plaintiff may have pursuant to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (“ADEA”), Plaintiff acknowledges that his waiver, release and discharge of claims against Defendants, is made knowingly and voluntarily, and specifically agrees that : (i) this Agreement is written in a manner which he understands; (ii) he is waiving these rights or claims in exchange for substantial consideration in excess of anything of value to which he is otherwise entitled to receive; and (iii) he has been advised in writing, given the opportunity to, and has consulted with an attorney of his choosing prior to executing this Agreement.

3.    Plaintiff and Defendants expressly understand and agree that this is a General Release and that no reference herein to any specific form of claim or statute is intended in any way to limit its scope. Plaintiff and Defendants expressly understand and agree that this General Release is a complete defense to any action Plaintiff or Defendants may bring in any court or agency against each other as to the matters contained herein. This General Release shall become effective seven (7) days after Plaintiff executes this General Release.

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4.    Plaintiff expressly understands, agrees and acknowledges by executing this Agreement that Plaintiff has no connection to or affiliation with NewGen, Refuel, ICF or any of their parents, subsidiaries, related companies or affiliates whether as an employee, director or in any other manner; except as a creditor as described in paragraph 6 below and a shareholder.

5.    Plaintiff further expressly understands, agrees and acknowledges by executing this Agreement that the Promissory Note, dated June 1, 2005, in an original principal amount of $316,500, issued by Refuel to the Plaintiff (the “Existing Note”) (and any other notes he may hold as issued by NewGen, Refuel, ICF or any of their parents, subsidiaries, related companies or affiliates prior to the date of this Agreement) shall be surrendered and cancelled concurrently herewith (subject to the delivery of the Amended and Restated Convertible Note described in paragraph 6(a) below in replacement thereof) and any employment agreement or contract Plaintiff may have had with NewGen, Refuel, ICF or any of their parents, subsidiaries, related companies or affiliates prior to the date of this Agreement is null and void, and that Plaintiff is not entitled to anything from Defendants except that which is expressly set forth in this Agreement.

6.    Defendants and Plaintiff agree that the settlement of their disputes pursuant to this Agreement shall be based upon Plaintiff’s receipt of the following consideration, which Plaintiff understands and agrees shall be subject to the contingencies associated therewith, and shall furthermore be subject to the following conditions:

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(a)    Defendant NewGen will issue to Plaintiff, in replacement of the Existing Note, an Amended and Restated 12% Convertible Unsecured Promissory Note in a principal amount of $317,794, reflecting the outstanding principal amount of the Existing Note plus legal fees and expenses incurred by Plaintiff in collection thereof, in the form annexed hereto as Exhibit A, (the “Amended and Restated Convertible Note”);

(b)    In addition to the Amended and Restated Convertible Note, Defendant NewGen will issue to Plaintiff a second 12% Convertible Unsecured Promissory Note, in an original principal amount of $357,206, reflecting accrued and unpaid salary owed to Plaintiff for services rendered by Plaintiff during the year 2005 and part of the year 2006 and the accrued, unpaid interest upon the Existing Note, in the form annexed hereto as Exhibit B (the “Additional Note”) (collectively with the Amended and Restated Convertible Note, the “New Notes”);

(c)    Plaintiff understands, acknowledges and agrees that the terms set forth in this paragraph 6 and the effectiveness of this Agreement are contingent upon the cancellation by NewGen of 562,500 shares of its common stock, par value $.001 per share (“Common Stock”) currently held, and which shall be designated, by Plaintiff;

(d)    Defendant NewGen shall issue to Plaintiff an option to purchase 75,000 shares of Common Stock (the “Option Shares”) at an exercise price of $.50 per share, which shall be fully vested upon the effectiveness of this Agreement and which shall expire January 15, 2009 (the “Option”);

(e)    The shares of NewGen’s Common Stock beneficially held by Plaintiff (i.e., (i) those shares Plaintiff currently holds beyond the 562,500 shares to be cancelled pursuant to this Agreement and (ii) those shares Plaintiff would own as a result of the conversion of the New Notes (the “Conversion Shares”) into Common Stock or the exercise of the Option or other options for the purchase of Common Stock) will be subject to the terms of a registration rights agreement, in the form annexed hereto as Exhibit C, to be entered into by NewGen and Plaintiff (the “Registration Rights Agreement”); and

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(f)    In order to facilitate the disposition of shares of Common Stock to be held by Plaintiff after the date hereof, Defendant NewGen hereby agrees that to the extent that Plaintiff’s holding period for any of such shares meets or exceeds the two year period required for disposition thereof pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), as confirmed by an opinion of Plaintiff’s counsel provided to Defendant NewGen, any legends on the certificates representing such shares that reflect the acquisition of such shares for investment purposes only and the status of such shares as restricted securities under Rule 144 under the Securities Act, along with any stop transfer orders in the appropriate records of Defendant NewGen or its transfer agent preventing the disposition thereof by Plaintiff shall be removed within ten (10) business days of Defendant NewGen’s receipt of Plaintiff’s certificate(s) or request (along with the requisite opinion). Defendant NewGen further agrees that to the extent that Plaintiff’s holding period for any shares of Common Stock meets or exceeds the one year period required for volume-limited disposition thereof by non-affiliates of NewGen pursuant to Rule 144 under the Securities Act, as confirmed by an opinion of Plaintiff’s counsel provided to Defendant NewGen, Defendant NewGen and its transfer agent shall cooperate within ten (10) business days of the receipt of Plaintiff’s request (along with the requisite opinion) in enabling the disposition of such number of shares as shall be permitted under Rule 144, as confirmed by such opinion of counsel. Provided, however, that notwithstanding any other provision of this paragraph 6(f), the shares of Common Stock held by Plaintiff shall in all events be subject to the lock-up provisions of Section 11 of the Registration Rights Agreement and Defendant NewGen shall not be required to take any action to facilitate the transfer of any shares by Plaintiff in contravention thereof.

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(g)    Plaintiff acknowledges that the settlement of NewGen’s dispute with Plaintiff pursuant to this Agreement is contingent upon Plaintiff’s not aiding or abetting, after the date hereof, any of A G Global Partners Limited (“A G Global”), Alexander Greystoke (“Greystoke”) (or any person working together with Greystoke), NewGen Fuel Technologies Limited (“NewGen Fuel”) or Geoffrey Dawson (“Dawson”) with respect to their civil action against the Company stemming from the joint venture and license agreement by and among Defendant NewGen, NewGen Fuel and A G Global; provided, however, that Defendants acknowledge that Plaintiff may be legally required to provide testimony or discovery with respect to a matter involving Defendants, AG Global, Greystoke, NewGen Fuel and Dawson and that such testimony or discovery shall not be a breach of this Section nor this Agreement.

7.    The consideration provided for in this Agreement represents full and final compensation for all alleged damages which arose on or before the effective date of this Agreement, regardless of the nature of the alleged damages, and Plaintiff expressly understands and agrees that Defendants shall not be required to make any further payment to him or to any attorney or any other person or entity whatsoever regarding any claim or right asserted by him as described in this Agreement, or regarding any claims which may be asserted on his behalf by any other entity or agency.

8.    Plaintiff hereby represents and warrants, in connection with Plaintiff’s receipt of the New Notes and the Option as part of the consideration provided for by this Agreement, that Plaintiff is an “Accredited Investor,” as such term is defined in Rule 501 (a) of Regulation D under the Securities Act, and that Plaintiff is acquiring the New Notes and the Option and will, upon conversion or exercise thereof, as the case may be, acquire the Conversion Shares and the Option Shares issuable thereunder, for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, and with no present intention of distributing or selling the same in violation of the Securities Act, and the Plaintiff has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof in violation of the Securities Act. Plaintiff furthermore represents and warrants that the execution, delivery and performance of this Agreement, the acceptance of the New Notes and the Option, the conversion of the New Notes and the exercise of the Option, and the issuance to Plaintiff of the Conversion Shares and Option Shares will not (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation with respect to, any agreement to which Plaintiff is party, (ii) result in the violation of any law, rule, regulation, order, judgment, or decree to which Plaintiff is subject, or (iii) require Plaintiff to obtain the consent or authorization of, or to notify, any court, governmental agency, regulatory agency, self-regulatory agency or any third party.

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9.    Defendant NewGen hereby represents and warrants, in connection with its issuance of the New Notes and its grant of the Option as part of the consideration provided for by this Agreement, that: (i) such issuance and grant, and the issuance of the Conversion Shares upon conversion thereof and the Option Shares upon the exercise thereof, as applicable, have been duly authorized by all necessary corporate action on its part; (ii) the Conversion Shares and Option Shares, when issued upon conversion of the New Notes and exercise of the Option, respectively, and assuming the receipt of the conversion price and exercise price therefor (in the case of the New Notes, in the form of the cancellation of NewGen’s indebtedness thereunder) and the other documentation, if any, required to be delivered in connection with such conversion and exercise, as the case may be, will be duly and validly issued, fully paid and nonassessable; (iii) assuming the accuracy of the representations and warranties provided by Plaintiff in paragraph 8 above, such issuance and grant, and the issuance of the Conversion Shares upon conversion thereof and the Option Shares upon the exercise thereof, as the case may be, shall be exempt from the registration requirements of the Securities Act; (iv) the Conversion Shares and Option Shares shall not be subject to preemptive rights or other similar rights of the Company’s stockholders and will not impose personal liability upon the holder thereof; and (v) the execution, delivery and performance of this Agreement and the issuance of the New Notes, the grant of the Option and the issuance of the Conversion Shares (upon conversion of the New Notes) and the Option Shares (upon exercise of the Option) by the Company will not (A) conflict with, or result in a violation of, any provision of the Company’s Articles of Incorporation or By-Laws, as amended (B) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation with respect to, any agreement or instrument to which NewGen is party (other than violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, have a material adverse effect upon the Company or its assets), (C) result in the violation of any law, rule, regulation, order, judgment, or decree to which NewGen is subject (other than violations which would not, either individually or in the aggregate, have a material adverse effect upon the Company or its assets), or (D) require NewGen to obtain the consent or authorization of, or to notify, any court, governmental agency, regulatory agency, self-regulatory agency or any third party, except as contemplated by this Agreement or as required under the Securities Act or any applicable state securities laws.

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10.    Plaintiff expressly agrees that he will pay any and all taxes due from his receipt of the consideration provided for under this Agreement. Plaintiff is solely responsible for any tax liabilities and consequences which may result from his receipt of the consideration provided for under this Agreement, and Plaintiff agrees Defendants shall bear absolutely no responsibility for such liabilities or consequences. Further, Plaintiff expressly agrees that Defendants shall not be required to pay any further sums to him, or to any other person or entity, if for any reason the tax liabilities and consequences to him are ultimately assessed in a fashion which he does not presently anticipate.

11.    Plaintiff agrees to execute an original of this Agreement, and further agrees to authorize his attorneys to execute a Stipulation of Dismissal with Prejudice, in the form attached hereto as Exhibit D, dismissing all claims in the Action. Defendants will file the Stipulation of Dismissal with Prejudice with the Court without further notice to Plaintiff no less than seven (7) days after this Agreement is executed by Plaintiff. Plaintiff expressly understands and agrees that Defendants will not be required to provide any of the consideration set forth in paragraph 6 above until Plaintiff executes and delivers to Defendants’ counsel a Stipulation of Dismissal with Prejudice, in the form attached hereto as Exhibit D and until all other contingencies set forth in paragraph 6 above are satisfied.

12.    Plaintiff expressly understands and agrees that Defendants deny that they harmed him or treated him unlawfully, unfairly or discriminatorily in any way, and that Defendants have resolved his claim solely to avoid the costs of ongoing litigation. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be, admissible in any proceeding as evidence of an admission by Defendants to any violation of, or failure to comply with, any federal, state or local law, statute, ordinance, agreement, rule, regulation, or order. The preceding sentence does not preclude introduction of this Agreement to establish that Plaintiff’s claims were resolved and released according to the terms of this Agreement or to establish any breach of this Agreement.

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13.    Plaintiff expressly warrants that he has not filed, or permitted to be filed, any complaints, charges or lawsuits against Defendants, except the Action. Plaintiff covenants and agrees that he will not seek any monetary or other recovery as a result of any claim brought directly or indirectly on his behalf in any court or other forum against Defendants arising out of any matter preceding the date he signs this Agreement. Likewise, Defendants will not seek any monetary or other recovery against Plaintiff in any court or other forum arising out of any matter preceding the date Defendants sign this Agreement.

14.    Plaintiff agrees that he will not disparage Defendants in any manner, and Defendants agree that they will not disparage Plaintiff in any manner. Any such disparagement by any such party will constitute a material breach of this Agreement entitling Plaintiff or Defendants (as the case may be) to all available remedies in law and equity. Moreover, Plaintiff and Defendants agree that the content of any press release to be issued by Plaintiff or Defendants with respect to this matter shall be mutually approved, provided that the party from whom approval is sought responds within twenty-four (24) hours of being provided a copy of the proposed press release.

15.    In any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in such action.

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16.    In any action or proceeding to enforce the terms of this Agreement, the parties agree that the terms of this Agreement will be governed by the laws of the State of North Carolina.

17.    The Parties expressly warrant and agree that no promise or inducement has been offered except as set forth in this Agreement, that this is the complete Agreement, and that there is not any written or oral understanding or agreement between the parties that is not recited herein. This Agreement may not be altered or modified in any way except by a writing signed by Plaintiff and Defendants.

18.    Plaintiff expressly warrants, agrees and understands that he is waiving certain rights in exchange for valuable consideration to which he is not otherwise entitled.

19.    Plaintiff swears that he has carefully read this Agreement, that he has been given up to twenty one (21) days to consider this Agreement, that he has herein been advised in writing to consult with his attorney and that his attorney has fully explained this Agreement to him. Plaintiff shall have seven (7) days from the date he executes this Agreement to revoke his consent hereto. Any revocation must be in writing and received by Cindy Schmitt Minniti, Esq. at Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022 within seven (7) days of the date this Agreement is executed by Plaintiff. Plaintiff understands and agrees that if he revokes his consent, he is not entitled to receive the consideration described in Paragraph “6” of this Agreement or any other consideration. If no such written revocation is received within seven (7) days of the execution of this Agreement as set forth above, this Agreement shall become effective on the eighth (8th) day following Plaintiff’s execution of this Agreement, provided that the contingencies set forth in this Agreement are satisfied.

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20.    If any term, condition, clause or provision of this Agreement is determined by a court of competent jurisdiction to be void or invalid, for any reason, then only that term, condition, clause, or provision as is determined to be void or invalid shall be stricken from this Agreement, and this Agreement shall remain in full force and effect in all other respects.

21.    Plaintiff and Defendants hereby agree that each party has reviewed and provided input into this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to any interpretation of this Agreement.

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21. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement as of the date set forth below.

/s/ John King	NEWGEN TECHNOLOGIES, INC.
JOHN KING

By: /s/ S. Bruce Warner
Name: S. Bruce Warner Title:

Sworn to and subscribed before me	Sworn to and subscribed before me
this 22nd day of August 2006.	this 22nd day of August 2006.

/s/ C. Christopher Muth	/s/ Elizabeth A. Rykiel
NOTARY PUBLIC	NOTARY PUBLIC

REFUEL AMERICA, INC.

By: /s/ S. Bruce Warner
Name: S. Bruce Warner Title:

Sworn to and subscribed before me
this 22nd day of August 2006.

/s/ Elizabeth A. Rykiel
NOTARY PUBLIC